UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2009

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2009, Barry Feierstein, Executive Vice President of SLM Corporation (the "Company), and a named executive officer for purposes of compensation disclosures in the most recent proxy statement filed with the Securities and Exchange Commission, reached a mutual agreement with the Company to voluntarily leave his employment with the Company effective November 1, 2009. Mr. Feierstein will continue as a consultant to the Company for a period of approximately eight months.

Item 8.01 Other Events.

The Company is announcing revised share ownership guidelines for executive officers, which were approved by the Compensation Committee of the Company’s Board of Directors (the "Compensation Committee.") The ownership guidelines, which are expected to be achieved over a five-year period, are:

Chief Executive Officer -- Lesser of 1 million shares or $5 million in value.
Vice Chairman & CFO/Sr. Executive Vice President -- Lesser of 500,000 shares or $2.5 million in value.
Executive Vice President -- Lesser of 200,000 shares or $1 million in value.

The guidelines encourage continued ownership of a significant amount of the Company's common stock acquired through equity awards. Except as otherwise approved by the Compensation Committee, officers must hold all equity grants until the guidelines are met, and an officer will not be eligible for further equity grants if the officer sells (i) before the guidelines are met or (ii) after if such sale results in violation of the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and RSUs that vest solely upon the passage of time count upon grant; and on an after-tax basis, the extent to which vested stock options are "in-the-money."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

September 30, 2009	By:	/s/ Mark L. Heleen

Name: Mark L. Heleen
Title: Executive Vice President & General Counsel